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EXHIBIT 99.B.



(MASSMUTUAL LETTERHEAD)



April 23, 1999

Massachusetts Mutual Life Insurance Company
140 Garden Street
Hartford, CT 06154

RE:    Re:  Post-Effective Amendment No. 1 to Registration Statement
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            333-41657 filed on Form S-6
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Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 1 to Registration Statement 333-41657 under the Securities Act of 1933 for Massachusetts Mutual Life Insurance Company's ("MassMutual") Survivorship Flexible Premium Adjustable Variable Life Insurance Policies (the "Policies"). Massachusetts Mutual Variable Life Separate Account I issues the Policies.

As 2nd Vice President & Associate General Counsel for MassMutual, I provide legal advice to Massachusetts Mutual in connection with the operation of its variable products. In such role I am familiar with the filing for the Policies. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1. Massachusetts Mutual is a valid and subsisting corporation, organized and operated under the laws of the state of Massachusetts and is subject to regulation by the Massachusetts Commissioner of Insurance.

2. Massachusetts Mutual Variable Life Separate Account I is a separate account validly established and maintained by MassMutual in accordance with Massachusetts law.

3. All of the prescribed corporate procedures for the issuance of the Policies have been followed, and all applicable state laws have been complied with.

I hereby consent to the use of this opinion as an exhibit to this filing.

Very truly yours,


/s/ Richard M. Howe
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Richard M. Howe
2nd Vice President & Associate General Counsel